SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2008 (March 26, 2008)

ENIGMA SOFTWARE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50561	20-2675930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Southfield Avenue, Suite 1432, Stamford, CT 06902

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (888) 360-0646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See disclosure under Item 2.04 below.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 26, 2008, pursuant to that certain convertible secured debenture (the “First Debenture”), in the face amount of One Million Dollars ($1,000,000), dated June 28, 2006, by and between Dutchess Private Equities Fund, Ltd. as successor in interest to Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (“Dutchess”) and Enigma Software Group, Inc. (the “Company”), and a second convertible debenture, dated July 20, 2007, issued by the Company to Dutchess, in the face amount of Five Hundred Thousand Dollars ($500,000) (the “Second Debenture”, together with the First Debenture, the “Debentures”), Dutchess issued to the Company a notice of an event of default (the “Default Notice”), due to the Company’s failure to make regular monthly interest payments and payments of principal under the terms of the First Debenture and failure to make required interest payments under the Second Debenture (the “Default”). Pursuant to the First Debenture, the Company is obligated to pay Dutchess interest at the rate of twelve percent (12%) per annum, on a monthly basis, and amortizing monthly cash payments in the amount of $104,166.67, and under the Second Debenture the Company is obligated to pay Dutchess interest at the rate of twelve percent (12%) per annum, compounded daily, on a monthly basis. As a result of the Default, the Company’s payment obligations under both Debentures were accelerated and became immediately due and payable. Accordingly, as of March 24, 2008, the Company owed Dutchess an aggregate amount of $1,637,568.18 under both Debentures, including principal, interest and certain penalties and liquidated damages arising out of the Default. As a secured creditor, Dutchess is entitled to exercise its rights to take possession of all of the assets of the Company pursuant to a Security Agreement entered into in connection with the First Debenture.

In contemplation of Dutchess issuing the Default Notice, the Company and Dutchess entered into negotiations to resolve the Default. As a consequence of these discussions, the Company and Dutchess have developed the following plan (the “Plan”) to restructure the Company and to cure the Default. If effected, under the Plan Dutchess would waive the penalties and liquidated damages arising out of the Default and Dutchess would rescind acceleration of the Debentures. The Plan is currently structured as described below.

First, the Plan contemplates that Title America Corp., a Nevada corporation (“Title America”), an affiliate of Dutchess and sole shareholder of Tool City, Inc., a California corporation (“Tool City”), would enter into a Securities Purchase Agreement, with the holders of all of the Company’s shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), pursuant to which such individuals, who are the Company’s Executive Chairman and Chief Executive Officer, would sell all of the Series A Preferred Stock to Dutchess and as a result would no longer be stockholders of the Company (the “Preferred Stock Purchase”). The amount paid by Title America for the Series A Preferred Stock would equal $1,000, an amount which will be paid from Title America’s working capital. Based on the closing price of the Company’s shares of common stock, par value $0.001 per share (the “Common Stock”) on March 20, 2008, if the Preferred Stock Purchase is effected, Dutchess would own 100% of the Company’s Preferred Stock, and would beneficially own 98.81% of the Company’s Common Stock, based on the conversion rights of the shares of Preferred Stock, the conversion of the Debentures into shares of Common Stock, and the exercise of 40,000,000 common stock purchase warrants (the “Warrants”) held by Dutchess, without giving effect to certain blockers on conversion or exercise provided for in the Debentures or the Warrants, which will be removed in conjunction with the Preferred Stock Purchase.

In addition, upon the closing of the proposed Preferred Stock Purchase, Dutchess is expected to appoint Theodore Smith, Michael Novielli and Douglas Leighton (the “New Directors”) to the Company’s Board. The Plan contemplates that all of the current members of the Company’s Board, Alvin Estevez, Colorado Stark and Edwin J. McGuinn, Jr., the sole member of the Company’s Audit Committee and Compensation Committee, would resign from the Board ten (10) calendar days following the mailing to the Company’s stockholders of this Schedule 14F-1 Information Statement. As a result of the Preferred Stock Purchase and the election of the New Directors, Dutchess is expected to acquire control of the Company.

The Plan contemplates that following the closing of the Preferred Stock Purchase, the Company and Title America intend to enter into a Share Exchange Agreement (the “SEA”). Pursuant to the SEA, the Company would acquire all of the stock of Tool City and Tool City would become a wholly-owned subsidiary of the Company. In exchange for all of the stock of Tool City, the Company would issue to Title America shares of a new series of Preferred Stock of the Company (the “Series B Preferred Stock”) which will be convertible into shares of Common Stock and will have an aggregate liquidation preference of $8,314,000. The Plan contemplates that the shares of Series A Preferred Stock acquired by Dutchess in the Preferred Stock Purchase would then be cancelled, whereupon Dutchess and its affiliates would beneficially own approximately 95.67% of the Company’s Common Stock, based on the conversion rights of the Series B Preferred Stock and the Debentures and their ownership of the Warrants.

Management believes that the Company would have an increased ability to satisfy its obligations under the Debentures after its acquisition of Tool City. Tool City provides title and auto pawn loans against the equity in vehicle owner’s cars. Tool City has historically had minimal credit losses due to its low loan-to-value ratios, technological advancements permitting the tracking of vehicles serving as collateral for outstanding loans, and the liquidity of collateral against which Tool City makes loans. Revenues are generated from interest on outstanding loans, sales from repossessed cars, and the resale of pawned items. Tool City currently has nine employees, and was founded in 1996 to serve consumers located in Southern California. All of the outstanding stock of Tool City was recently purchased by Title America. Accordingly, the Company would enter into a new line of business upon the acquisition of Tool City.

The Plan further contemplates that after the acquisition of Tool City, the Company would exit its existing software business and transfer substantially all of the assets of such business to Enigma Software Group USA, LLC, a Connecticut limited liability company (“Enigma Software Group”), formed by Messrs. Estevez and Stark for the purposes of effecting the Asset Purchase (as defined below). The parties are expected to enter into an Asset Purchase Agreement (the “APA”), whereby Enigma Software Group would assume substantially all of the assets and liabilities, excluding the Debentures, including interest due thereon and certain Default penalties, of the Company (the “Asset Purchase”). It is expected that the Enigma Software Group would indemnify the Company in connection with such liabilities that it assumes and would assure that at the closing of the Asset Purchase the Company retains $172,500 in cash. The Company expects to file additional Current Reports on Form 8-K reporting aspects of the transactions contemplated by the Plan. In addition, Messrs. Estevez and Stark, and certain other employees would cancel an aggregate amount of options, representing the right to purchase 8,203,676 of the Company’s Common Stock.

There will be no opportunity for any stockholder to vote on the above transactions. Management believes the Plan is the only viable alternative to realize significant value for the Company’s stockholders. The Company cannot currently satisfy the obligations owed under the Debentures and is incurring additional penalties and liquidated damages on a daily basis. The Plan offers the Company’s stockholders the potential benefits of a new line of business. Management believes that the Plan is in the best interests of the stockholders since it avoids the high costs of litigation and bankruptcy and the unknown results of such proceedings. Moreover, the Plan is intended to allow the Company’s common stockholders to maintain the same percentage ownership interest in the Company that they presently own on a fully-diluted basis.

The Company notes that neither it nor Dutchess nor any of their affiliates has yet entered into any binding agreement with respect to the Plan, and the transactions contemplated by the Plan and described above represent solely intentions and expectations with respect to the Plan.

In the event the Plan and the transactions contemplated thereunder are not consummated, the Company would be in financial distress and would have to pursue other opportunities to satisfy the Default. There can be no assurance that any viable alternatives would be available. As a result, the Company would be faced with the immediate foreclosure on its assets by Dutchess.

Item 5.01.  Changes in Control of Registrant.

See disclosure under Item 2.04 above.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See disclosure under Item 2.04 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
99.1	Debenture Agreement between the Company and Dutchess, dated June 28, 2006 (incorporated by reference to Exhibit 10.3 on Form 8-K, filed on June 28, 2006).
99.2	Debenture Agreement between the Company and Dutchess, dated July 20, 2007 (incorporated by reference to Exhibit 99.1 on Form 8-K, filed on July 25, 2007).
99.3	Notice of Default.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENIGMA SOFTWARE GROUP, INC.

Date: March 27, 2008	By:	/s/ Alvin J. Estevez
Alvin J. Estevez
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Debenture Agreement between the Company and Dutchess, dated June 28, 2006 (incorporated by reference to Exhibit 10.3 on Form 8-K, filed on June 28, 2006).
99.2	Debenture Agreement between the Company and Dutchess, dated July 20, 2007 (incorporated by reference to Exhibit 99.1 on Form 8-K, filed on July 25, 2007).
99.3	Notice of Default.